                                                                   EXHIBIT 10.12
                          SUPPLY AND SERVICES AGREEMENT


     This Supply and Services Agreement (the "Agreement") is dated as of this 22nd day of February, 1997 (the "Effective Date") by and between Heartport, Inc., a Delaware corporation located at 700 Chesapeake Drive, Redwood City, California 94063 ("Heartport"), and Vista Medical Technologies, Inc., a Delaware corporation located at 5451 Avenida Encinas, Suite A, Carlsbad, California 92008, through its Vista CardioThoracic Surgery division, (individually and collectively, "Vista").

                                    RECITALS

     WHEREAS, as partial consideration for this Agreement, Heartport has been issued a Common Stock Purchase Warrant, dated as of the Effective Date (the "Warrant"), pursuant to which Heartport may purchase up to 100,000 shares of the Common Stock of Vista;

     WHEREAS, Vista desires to supply to Heartport, and Heartport desires to purchase from Vista, four (4) Vista Systems (as defined below) as set forth in this Agreement;

     WHEREAS, Heartport and Vista desire to set forth the terms of the services Vista will provide to Heartport with respect to such Vista Systems in this Agreement; and

     WHEREAS, Vista desires to sell such Vista Systems to surgeons that have been trained at HRTC (as defined below) and/or the hospitals with which they are affiliated and Heartport and Vista desire to set forth their agreement with respect to such sales in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   DEFINITIONS.

     1.1 "AFFILIATE" means any entity directly or indirectly controlling, controlled by, or under common control with either party hereto and shall include, without limitation, any entity more than fifty percent (50%) of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by either party and any entity which owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock of either party.

     1.2 "EFFECTIVE DATE" means the date of this Agreement set forth in the preamble.

     1.3 "HRTC" means the Heartport Research and Training Center in Salt Lake City, Utah or other comparable research and training center used by Heartport in North America where Vista Systems are installed.

     1.4  "NORTH AMERICA" means the United States, its territories, and Canada.

     1.5 "PORT-ACCESS-TM- HOSPITAL" means a hospital, clinic or other similar site in North America where cardiothoracic surgery is performed, where at least one cardiothoracic surgeon has been trained at HRTC to perform one or more Port-Access Procedures (and, after the first two (2) Vista Systems have been installed at HRTC pursuant to this Agreement, such surgeon shall have been exposed to the Vista System in the course of the training program during the Services Term), and such site is a Heartport customer at the time it places an order with Vista for one or more Vista Systems. A Port-Access Hospital is a Heartport customer if a surgeon affiliated with it is performing Port-Access Procedures and/or the site is under contract with Heartport to purchase Port-Access Procedures or devices or instruments for performing such procedures.

     1.6 "PORT-ACCESS-TM- PROCEDURES" means minimally invasive procedures for cardiothoracic surgery using technology developed, licensed or otherwise owned by Heartport.

     1.7 "PROPRIETARY INFORMATION" means information developed, known by or conveyed to a party, including, without limitation, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, clinical procedures or treatments, documentation, recorded data, schematics, source code, object code, master works, master databases, algorithms, flow charts, formulae, circuits, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of employees, and/or cost or other financial data concerning any of the foregoing or the party, its Affiliates and their operations generally.

     1.8 "SERVICES TERM" means the period from the Effective Date through December 31, 1999; provided, however, that the Services Term shall terminate in the event that this Agreement is terminated in accordance with Article 8 hereof.

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     1.9  "VISTA CARDIOVIEW-TM- DISPLAY" shall mean Vista's CardioView-TM- Head
Mounted Display or any iteration or improvement thereof or other similar head-mounted display developed, licensed or otherwise owned by Vista or its Affiliate and any variation, improvement or upgrade thereto or revision or replacement thereof.

     1.10 "VISTA SYSTEM" shall mean Vista's Series 8000 Visualization and Information System (including, without limitation, one Vista Cardio-TM-View Display, one 3-D camera, all related software and hardware and Vista's standard warranty for such Vista System), or other similar visualization and information system in the field of cardiac surgery related to the Vista Series 8000 Visualization and Information System, or any iteration or improvement thereof developed, licensed or otherwise owned by Vista or its Affiliate and any variation, improvement or upgrade thereto or revision or replacement thereof.

2.   SUPPLY TO HEARTPORT.

     2.1 SUPPLY OF VISTA SYSTEMS. Subject to the terms and conditions of this Agreement, Vista will supply to Heartport four (4) Vista Systems in accordance with the following delivery and payment schedules. Vista will ship two (2)
Vista Systems to  * * *    * * * , for delivery in   * * *   (or Vista shall use
commercially reasonable efforts to deliver as soon as possible thereafter) and
Heartport will pay Vista  * * *   within * * * days of the delivery and
installation of such Vista Systems.  Vista will ship two (2) Vista Systems to
HRTC,    * * *   , for delivery in    * * *       (or Vista shall use
commercially reasonable efforts to deliver as soon as possible thereafter) and
Heartport will pay Vista   * * *  within   * * *     days of the delivery and
installation of such Vista Systems. Vista will notify Heartport in writing of the exact delivery dates at least thirty (30) days in advance of such shipments. In further consideration of this Section 2.1 and Vista's other obligations under this Agreement, Heartport shall make the following additional payments to Vista in accordance with the schedule set forth below:

                                      * * *


All costs, taxes, insurance premiums, and other expenses relating to Vista
Systems transportation and delivery shall be at   * * *      .  Prior to
exercising the Warrant, Heartport or its successor agree to pay to Vista all unpaid amounts payable pursuant to this Section 2.1.

     2.2 LATE DELIVERY. If Vista becomes aware that any Vista System will not be delivered within the range of acceptable delivery dates, Vista shall immediately notify

* * * Confidential Treatment Requested

Heartport in writing no more than five (5) days after becoming aware of the possibility of late delivery and prior to delivery of such Vista System. Heartport may, at its discretion, accept late delivery of any such Vista System. Heartport's rejection of such late Vista System shall not give rise to the termination of this Agreement and the parties shall negotiate in good faith with regard to the payments due to Vista hereunder with respect to such Vista System.

     2.3  TITLE AND RISK OF LOSS.   * * *
                    * * *
                    * * *

     2.4 RESALE OF VISTA SYSTEMS BY HEARTPORT. Except in connection with the sale of all or substantially all of the assets of HRTC or a change in control of Heartport and/or HRTC, Heartport agrees that it will not sell or transfer the Vista Systems purchased pursuant to this Agreement during the Services Term. After the Services Term, prior to selling a Vista System to a third party, Heartport shall first offer such Vista System to Vista for repurchase by Vista
and the parties agree to negotiate in good faith for  * * *      days to reach a
fair price.  If the parties have not reached agreement during such     * * *
day period, Heartport may sell such Vista System to a third party on material terms no more favorable than those offered to or by Vista.

3.   SERVICES TO HEARTPORT.

     3.1 INSTALLATION, SUPPORT AND SERVICE. Notwithstanding anything in this Agreement to the contrary, during the Services Term, Vista will install all Vista Systems purchased by Heartport hereunder at HRTC in accordance with the terms of this Agreement. In addition, during the Services Term, Vista shall provide on-site in-service to operate and repair the Vista Systems at Heartport's request. During the Services Term, Heartport will notify Vista of any defective Vista System as soon as reasonably practical after Heartport becomes aware of such defective Vista System. If Vista cannot timely repair the defective Vista System, Vista will use commercially reasonable efforts to
replace the defective Vista System within   * * *      days after receipt of
notice of such defective from Heartport or as otherwise agreed to by Heartport. During the Services Term, Vista will promptly provide and install all available upgrades to the Vista Systems at HRTC so that the Vista Systems at HRTC are the most current commercially available state-of-the-art. The parties will cooperate to ensure that representatives of Vista will receive reasonably adequate access to HRTC to perform the services and support provided hereunder. Vista agrees to arrange the schedule of in-service provided by Vista at HRTC in advance with Heartport's Director of Clinical Affairs or his designee and to visit HRTC in accordance with the arranged schedule. All such representatives will execute and abide by Heartport's standard Confidential Disclosure Statement at HRTC.

* * * Confidential Treatment Requested

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     3.2  TRAINING MATERIALS.  Members of Vista's and Heartport's management will work together to prepare all training materials with respect to Vista Systems that are provided to Heartport trainees at HRTC. Such training material will be subject to the written approval of at least one (1) member of the senior management of each of Heartport and Vista prior to its distribution to Heartport trainees.

4.   VISTA SYSTEM COMPATIBILITY.  During the Services Term and for a period of
* * * years thereafter, Vista and Heartport agree to mutually evaluate new software or digital signal processing technology or similar technology useful in the performance of Port-Access Procedures. If the parties mutually determine in good faith that it would be commercially and technically appropriate, they will work together using commercially reasonable efforts with the goal of ensuring that the Vista System, including, without limitation, the Vista CardioView-TM-Display, is compatible with such software or digital signal processing or similar technology. Notwithstanding the foregoing, Vista agrees to work with Heartport using commercially reasonable efforts to satisfy Heartport's reasonable requests for inclusion of specified features in the Vista CardioView-TM- Display that relate to Port-Access Procedures.

5. PROMOTIONAL ACTIVITY. During the Services Term, Heartport will promote that its HRTC training courses utilize Vista Systems and will endorse such Vista Systems as the preferred three-dimensional video visualization and information solution for minimally invasive cardiac surgery and Vista will promote that Heartport's HRTC training course utilize Vista Systems. Such promotional activity will be subject to the written approval of at least one (1) member of the senior management of each of Heartport and Vista prior to its distribution. Heartport will provide Vista with lists of the names and hospital affiliations of the HRTC trainee surgeons on at least a quarterly basis. Heartport also agrees to endorse such Vista Systems as a preferred three-dimensional video visualization and information solution for minimally invasive cardiac surgery after the Services Term for so long as Vista is obligated to sell Vista Systems to Port-Access Hospitals pursuant to Article 6 hereof.

6.   SUPPLY TO PORT-ACCESS HOSPITALS.

     6.1 NON-DISCRIMINATION. During the Services Term and for four (4) years thereafter (the "Supply Term"), Vista will sell Vista Systems to each Port-Access Hospital without discrimination and on the best available terms and conditions it offers to any other similarly situated Vista customer in North America purchasing similar quantities of Vista Systems (whether on a per unit payment basis or on a per procedure payment basis). Such terms and conditions include, without limitation, price, priority of delivery, warranty, service and rights to receive upgrades. For purposes of this Agreement, "similarly situated" shall be determined by Vista in good faith based on factors such as quantity ordered, number of procedures performed, payment, delivery and services terms, revenues anticipated to be generated at the site, quantities already installed or

* * * Confidential Treatment Requested
committed to be installed and geographic considerations.        * * *
                         * * *
                         * * *
If a Port-Access Hospital places an order for one (1) or more Vista Systems (or procedures) the aggregate number of which is not eligible for a volume discount, the best available terms and conditions shall be determined by reference to similar sales to other Vista customers in North America. Notwithstanding the foregoing, in the event Vista sells Vista Systems in North America as a kit with other products, the best available terms and conditions for Vista Systems shall be determined by the following equation:

Price (the "New Price") for stand-alone Vista System if Vista sells as a kit with other products = (A/A+B)C where


                                       ***






                                       ***




     If a product or relevant Vista System is not sold      * * *
* * *, the parties shall in good faith mutually agree upon a fair price for
such component of the formula.  The determination of price for a        * * *
        * * *                          shall take into account the fairest
determination of    * * *          given the circumstances
* * *
* * *                        .  Nothing in this Article 6 shall prevent Vista
from implementing reasonable price increases for Vista Systems, provided that such increases apply equally to all similarly situated Vista customers in North America.

     6.2 MEET AND CONFER. The parties agree that Vista's obligations pursuant to this Article 6 are an important component of the consideration for this Agreement. In the event of a misunderstanding between the parties with respect to the terms of this Article 6, each party hereby represents and warrants to the other party that at least one (1) member of its senior management will meet with at least one (1) member of the senior management of the other party within no more than fifteen (15) days after

* * * Confidential Treatment Requested
receiving written notice of the other party's concern or request for clarification under this Article 6. The parties agree to discuss the concern or request for clarification in good faith with the goal of resolving the misunderstanding to the satisfaction of both parties. In addition, the parties agree that during the period of discussion covered by this Section 6.2 that each party will honor reasonable requests for the review of its records related to the misunderstanding. In the event that the party giving notice of the concern or requested clarification is not satisfied with the results of negotiation after thirty (30) days from the date of the first meeting between the parties, such party shall have the right to pursue other remedies available under the terms of this Agreement.

     6.3 EXTENSION OF SUPPLY TERM. At Heartport's request, Vista will negotiate in good faith to extend the Services Term and/or the Supply Term on mutually acceptable terms.

7.   CONFIDENTIALITY.

     7.1 Each party acknowledges the importance of the other party's Proprietary Information. Each party agrees (i) to hold the other party's Proprietary Information in confidence and to take all reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions such party employs with respect to its confidential materials),
(ii) not to divulge any such Proprietary Information or any information derived therefrom to any third person (including Affiliates, except on a "need to know" basis, (iii) not to make any use whatsoever at any time of such Proprietary Information except as expressly authorized in this Agreement and (iv) not to copy, study, analyze, examine or reverse engineer any such Proprietary Information except as expressly authorized in this Agreement. Any employee or contractor given access to any such Proprietary Information must have a legitimate "need to know" and shall be similarly bound.

     7.2  Without granting any right or license, each party agrees that
Section 7.1 shall not apply to information a party can document (i) is in or, through no improper action or inaction by such party or any Affiliate, agent or employee, enters the public domain (and is readily available without substantial effort), or (ii) was rightfully disclosed to it by a third party not under restriction not to disclose such information, or (iii) was independently developed by it by persons without access to, or use of, any Proprietary Information of the other party. A party must promptly notify the other party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence.

     7.3 Immediately upon (i) termination of this Agreement or (ii) a party's earlier written request, a receiving party will turn over to the disclosing party all of such disclosing party's Proprietary Information and all documents or media containing any such Proprietary Information (and any and all copies or extracts thereof) and shall have an officer of such party so certify to the disclosing party in writing. In such instance, each party's chief legal officer may retain one archival copy of the other party's Proprietary Information in secure files, provided, however, that if such copies are retained, the officer's certificate referred to in this Section 7.3 shall so state.

     7.4 Each party acknowledges and agrees that due to the unique nature of the other party's Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the receiving party or third parties to unfairly compete with the disclosing party resulting in irreparable harm to the disclosing party, and, therefore, upon any such breach or any threat thereof, the disclosing party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by receiving party from any loss or harm, including, without limitation, lost profits and attorney's fees, in connection with the unauthorized use or release of any Proprietary Information of the disclosing party or breach of this Article 7. A receiving party shall be obligated to notify the disclosing party in writing immediately upon the occurrence of any such unauthorized use or release or breach of this Article 7.

     7.5  The obligations imposed by Sections 7.1 and 7.2 with respect to the
protection of Proprietary Information shall continue for a period of    * * *
   following disclosure of such Proprietary Information unless otherwise agreed to in writing by the parties.

8.   TERM AND TERMINATION.

     8.1 TERM. Except as otherwise set forth in this Agreement, Vista shall be obligated to provide the services to Heartport set forth in Article 2 and
Article 3 of this Agreement and Heartport shall be obligated to make the payments to Vista described in Article 2 of this Agreement during the Services Term. In addition, Vista shall be obligated to supply Vista Systems to Port-Access Hospitals during the Supply Term defined in Article 6 hereof and both parties shall be obligated to perform their respective obligations pursuant to Articles 4, 5, 6 and 7 during the terms set forth therein. Unless otherwise expressly set forth herein, this Agreement will terminate at the end of the Supply Term unless extended by the parties in accordance with the terms of this Agreement.

     8.2 TERMINATION BY EITHER PARTY. If either party is in material breach of one or more provisions of this Agreement, the Agreement may be terminated by the non-breaching party if the breach is not cured by the breaching party within
* * *    days of written notification of the breach by the non-breaching party.
The breach may be cured after    * * *    days of such notification by mutual
written agreement of the parties.

* * * Confidential Treatment Requested


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     8.3  SURVIVAL.  Except as otherwise set forth in this Agreement, upon the termination or expiration of this Agreement, all rights and obligations of the parties under this Agreement shall cease, except that the provisions of Articles 7 and 9 and this Section 8.3 shall survive and any other provisions which by their terms or nature are intended to survive such termination or expiration shall survive and continue to be enforceable. Notwithstanding the foregoing, upon any termination, pending orders received by Vista from Port-Access Hospitals prior to such termination shall be completed and shipped pursuant to the terms of this Agreement and any arrangements between the Port-Access Hospital and Vista.

9.   MISCELLANEOUS.

     9.1 RELATIONSHIP OF PARTIES. The relationship of the parties shall be solely that of independent contractors. At no time will either party hold itself out to be the agent, employee, partner or joint venture of the other party. Neither party hereto shall have the express or implied right or authority to assume or create any obligation on behalf or in the name of the other party, or to bind the other party in regard to any contract, agreement or undertaking with any third party.

    9.2 THIRD PARTY BENEFICIARIES. Each Port-Access Hospital is expressly intended to be a third party beneficiary of Article 6 of this Agreement; provided, however, that Heartport must be a party to any action brought to enforce the terms of Article 6 with respect to any Port-Access Hospital. The parties agree that depending upon the circumstances, equitable relief such as specific performance may be the most appropriate remedy for the enforcement of
Article 6.

     9.3 ASSIGNMENT. Neither party may assign this Agreement in whole or in part without the prior written consent of the other party, except that neither party may, without consent, assign this Agreement to an acquirer of, or successor to, all or substantially all of such party's business, stock or assets that relate to the subject matter of this Agreement.

     9.4 CHANGE IN CONTROL. This Agreement is expressly intended to survive a change in control or reorganization or other such corporate restructuring (including a sale of all or substantially all assets) of either (or both) party and each party hereby represents and warrants to the other party that it and its Affiliates and any successor or assign will honor and perform the obligations set forth in this Agreement in such event.


                                       ***


* * * Confidential Treatment Requested


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

     9.5 TRADEMARKS. Except as required by law or other governmental authorities (in which case the party using such trademark, service mark or trade name shall use it with property attribution), neither party shall, without the express written consent of the other party, use any trademark, service mark or trade name of the other party.

     9.6 PUBLICITY. Except as expressly set forth in this Agreement or as required by law or regulation, neither party shall issue any publicity about the other party, this Agreement or the parties' performance under this Agreement without the prior written consent of the other party. In the event that a party must describe this Agreement in a document to be filed with the United States Securities and Exchange Commission, such party will provide a draft of the disclosure to the other party for their reasonable review, comment and written approval as soon as practicable after preparation (but no less than 24 hours prior to filing).

     9.7 GOVERNING LAW. The rights and obligations of the parties to this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws provisions therein.

     9.8 HEADINGS. Section headings are for convenience of reference only and shall not be considered in the interpretation of this Agreement.

     9.9 NOTICES. All notices, requests, consents or other communications made hereunder shall be in writing and will be deemed duly given upon delivery if delivered personally, upon confirmation of transmission if sent by telex or facsimile, upon the third business day after mailing if sent by U.S. mail, postage prepaid, and upon receipt if sent by reputable overnight courier to the parties at the following addresses or such other addresses as may be designated in writing by the respective parties:

If to Vista:

               Vista Medical Technologies, Inc.
               5451 Avenida Encinas, Suite A
               Carlsbad, CA  92008
               Attn:  President and Chief Executive Officer
               Facsimile:  (619) 603-9170

If to Heartport:

               Heartport, Inc.
               700 Chesapeake Drive
               Redwood City, CA  94063
               Attn:  General Counsel
               Facsimile:  (415) 482-4436

     9.10 CONSENTS. Any consents or approvals given or required to be given under this Agreement shall be effective only if given in writing and executed by an executive officer of the party granting such consent or approval.

     9.11 WAIVER. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

     9.12 ENTIRE AGREEMENT. This Agreement together with any Appendices and Addenda attached hereto and the Mutual Non-Disclosure Statement dated as of October 16, 1995, between the parties, constitute the entire agreement between the parties relating to the subject matter hereof, and supersede all prior or contemporaneous written or oral negotiations, representations or agreements. No modification of this Agreement shall be binding on either party unless it is in writing and signed by both parties. In the event of any discrepancy or conflict between the terms of this Agreement and any purchase order, invoice or other report regarding the purchase and sale of Vista Systems hereunder, the terms of this Agreement shall prevail. Both parties acknowledge that this Agreement is the result of mutual negotiation and therefore any ambiguity in its terms shall not be construed against the drafting party.

     9.13 ARBITRATION. All disputes, controversies or differences arising out of or in relation to or in connection with this Agreement, which cannot be settled by discussion and mutual accord shall be finally settled by binding arbitration to be conducted in Los Angeles, California, in accordance with the rules of the American Arbitration Association. Demand for arbitration shall be made in writing and shall be served upon the party or parties to whom the demand is addressed in the manner provided for the tender of notices in Section 9.9 hereof. Unless otherwise agreed by the parties, there shall be three (3) arbitrators, one (1) chosen by each party and the third chosen by the two (2) arbitrators. The parties agree that all remedies, including equitable remedies, shall be available to such arbitrator(s); provided, however, that the parties expressly agree that neither party will seek, nor shall the arbitrator(s) be entitled to award either party, punitive damages and that any consequential damages claimed or awarded shall be reasonable. In the event that consequential damages are awarded in an arbitration hereunder, Vista may submit the determination that consequential damages are to be awarded and the amount of such consequential damages (and no other finding of the arbitrator) to any court having jurisdiction of the matter, and, if so submitted, the arbitrator's award only as to consequential damages will be non-binding. Furthermore, no such arbitrator shall have authority to alter, amend, add to, subtract from or supplement the Agreement to grant punitive or exemplary damages. Judgment upon the award rendered may be entered in any court having jurisdiction of the matter. The arbitrators shall be instructed, in connection with the issuance of their award, to prepare a written finding of facts and law concerning the award.

     9.14 ATTORNEYS' FEES. In the event of litigation or other legal proceeding between the parties arising from this Agreement, the prevailing party shall be entitled to


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

recover, in addition to any other relief awarded or granted, its reasonable costs and expenses (including attorneys' fees and expert witness costs) incurred in the proceeding.

     9.15 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date.


                                   HEARTPORT, INC.


                                   By:/s/ Wesley D. Sterman M.D.
                                      ------------------------------
                                          Wesley D. Sterman, M.D.
                                          President and Chief Executive Officer



                                   VISTA MEDICAL TECHNOLOGIES, INC.


                                   By:/s/ John P. Lyon
                                      ------------------------------
                                          John P. Lyon
                                          President and Chief Executive Officer


                                      -12-